MARSH & McLENNAN COMPANIES, INC.,
Issuer,
and
The Bank of New York Mellon,
Trustee
____________________

TWENTIETH SUPPLEMENTAL INDENTURE
Dated as of December 13, 2024

TWENTIETH SUPPLEMENTAL INDENTURE, dated as of December 13, 2024, between MARSH & McLENNAN COMPANIES, INC., a Delaware corporation (the “Issuer”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as Trustee (the “Trustee”).
W I T N E S S E T H:
WHEREAS, the Issuer and the Trustee executed and delivered an Indenture, dated as of July 15, 2011 (the “Base Indenture”), to provide for the issuance by the Issuer from time to time of senior debt securities evidencing its unsecured indebtedness, to be issued in one or more series as provided in the Indenture (as defined below);
WHEREAS, the Issuer and the Trustee entered into that certain Nineteenth Supplemental Indenture, dated November 8, 2024 (the “Nineteenth Supplemental Indenture”), pursuant to which the Base Indenture was supplemented as set forth therein;
WHEREAS, the parties wish to enter into this Twentieth Supplemental Indenture (collectively with the Base Indenture and the Nineteenth Supplemental Indenture, the “Indenture”) to account for certain technical corrections to the Nineteenth Supplemental Indenture;
WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Company and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental to the Base Indenture, without the consent of the Securityholders, (i) to cure any ambiguity, defect, or inconsistency therein, in the Securities of any series or (ii) to make any change that does not adversely affect the rights of any Securityholder in any material respect;
WHEREAS, the entry into this Twentieth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and
WHEREAS, all acts and requirements necessary to make this Twentieth Supplemental Indenture a valid and legally binding indenture and agreement according to its terms have been done.
NOW, THEREFORE, for and in consideration of the premises, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Notes as follows:
ARTICLE 1
Amendments
Section 1.01First Amendment. The Nineteenth Supplemental Indenture is hereby amended by replacing the first two paragraphs of Section 1.01(j) with the following:
Section 1.01. Terms of Notes.

(j) The rate at which the Floating Rate Notes shall bear interest shall be at a floating rate, reset quarterly, equal to Compounded SOFR, plus 0.700%; the date from which interest shall accrue on the Floating Rate Notes shall be November 8, 2024, or from the most recent date to which interest on such Floating Rate Note has been paid or duly provided for, until the principal amount of the Floating Rate Note is paid or duly made available for payment; interest on the Floating Rate Notes will be payable quarterly in arrears on February 8, May 8, August 8 and November 8 of each year, beginning on February 8, 2025, and at maturity (each a “Floating Rate Interest Payment Date”); the regular record dates for the interest payable on the Floating Rate Notes on any Floating Rate Interest Payment Date shall be the January 24, April 23, July 24 and October 24 immediately preceding the applicable Floating Rate Interest Payment Date; if the February 8, May 8, August 8 or November 8 of any year is not a Business Day, then interest on the Floating Rate Notes will be paid on such next succeeding Business Day (and without any interest or other payment in respect of any such delay); if the stated maturity date of the Floating Rate Notes is not a Business Day, the payment of principal of, and interest on, the Floating Rate Notes shall be made on the next succeeding Business day, and no interest will accrue for the period from and after the stated maturity date; and the basis upon which interest on the Floating Rate Notes shall be calculated shall be that of the actual number of calendar days elapsed over a 360-day year.
The interest rate for the Initial Interest Period shall be Compounded SOFR as determined on February 6, 2025, plus 0.700%. Thereafter, the interest rate for any Interest Period will be Compounded SOFR, as determined on the applicable date that is the second U.S. Government Securities Business Day preceding such Floating Rate Interest Payment Date (the “Interest Determination Date”), plus a margin of 0.700%.
Section 1.02Second Amendment. The Nineteenth Supplemental Indenture is hereby amended by replacing the first paragraph under the heading “Floating Rate Senior Notes due 2027” of Exhibit G with the following:
Floating Rate Senior Notes due 2027
MARSH & McLENNAN COMPANIES, INC., a Delaware corporation (the “Issuer”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of [__________________] MILLION DOLLARS ($[__________]) (which aggregate principal amount may from time to time be increased or decreased to such other aggregate principal amounts by adjustments made on the Schedule of Increases or Decreases in Global Security attached hereto) on November 8, 2027 and to pay interest on said principal sum from November 8, 2024, or from the most recent interest payment date (each such date, a “Floating Rate Interest Payment Date”) to which interest has been paid or duly provided for quarterly on February 8, May 8, August 8 and November 8 of each year commencing February 8, 2025 at a floating rate, reset quarterly, equal to Compounded SOFR, plus 0.700%, computed as set forth below, until the principal hereof shall have become due and payable, and on any overdue principal and premium, if any, and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum. The basis upon which interest on this Note shall be calculated shall be that of the actual number of calendar days elapsed over a 360-day year. In the event any February 8, May 8, August 8 or November 8 is not a Business Day, then interest on this Note will be paid on such next succeeding Business Day (and without any interest or other payment in respect of any such delay). The interest installment so payable, and punctually paid or duly provided for, on any Floating Rate Interest Payment Date will, as provided in the Indenture (hereafter defined), be paid to the person in whose name this Note (or one or more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the record date for such interest installment which shall be the January 24, April 23, July 24 and October 24 preceding such Floating Rate Interest Payment Date. Any such interest installment not punctually paid or duly provided for (as defined in the Indenture, the “Defaulted Interest”) shall forthwith cease to be payable to the registered holders on such regular record date, and may be paid to the person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such Defaulted Interest, which shall not be more than 15 nor less than 10 days prior to the date of the proposed payment, and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment or at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of (and premium, if any) and the interest on this Note shall be payable at the office or agency of the Trustee maintained for that purpose in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Issuer by check mailed to the registered holder at such address as shall appear in the Security Register. Notwithstanding the foregoing, so long as the registered holder of this Note is Cede & Co., the payment of the principal of (and premium, if any) and interest on this Note will be made at such place and to such account as may be designated by DTC.

Section 1.03Third Amendment. The Nineteenth Supplemental Indenture is hereby amended by replacing the third paragraph under the heading “Floating Rate Senior Notes due 2027” of Exhibit G with the following:
The interest rate for the Initial Interest Period shall be Compounded SOFR as determined on February 6, 2025, plus 0.700%. Thereafter, the interest rate for any Interest Period will be Compounded SOFR, as determined on the applicable date that is the second U.S. Government Securities Business Day preceding such Floating Rate Interest Payment Date (the “Interest Determination Date”), plus a margin of 0.700%.

Article 2
Miscellaneous

Section 2.01     Definitions. Capitalized terms that are defined in the preamble or the recitals hereto shall have such meanings throughout this Twentieth Supplemental Indenture. Capitalized terms used but not defined in this Twentieth Supplemental Indenture have the meanings assigned thereto in the Indenture. The meanings assigned to all defined terms used in this Twentieth Supplemental Indenture shall be equally applicable to both the singular and plural forms of such defined terms.

Section 2.02     Confirmation of Indenture. The Indenture, as heretofore supplemented and amended and as further supplemented and amended by this Twentieth Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this Twentieth Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 2.03     Concerning the Trustee. The Trustee assumes no duties, responsibilities or liabilities by reason of this Twentieth Supplemental Indenture other than as set forth in the Indenture and, in carrying out its responsibilities hereunder, shall have all of the rights, protections and immunities which it possesses under the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Twentieth Supplemental Indenture. The recitals herein are deemed to be those of the Issuer and not of the Trustee.

Section 2.04     Governing Law. This Twentieth Supplemental Indenture, the Indenture and the Notes shall be governed by and construed in accordance with the law of the State of New York.

Section 2.05     Separability. In case any provision in this Twentieth Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.06     Counterparts. This Twentieth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Exchange of signature pages to this Twentieth Supplemental Indenture by electronic transmission shall constitute effective execution and delivery of this Twentieth Supplemental Indenture.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Twentieth Supplemental Indenture has been duly executed by the Issuer and the Trustee as of the day and year first written above.

MARSH & McLENNAN COMPANIES, INC.
By:	/s/ Mark C. McGivney
Name: Mark C. McGivney
Title: Chief Financial Officer

Attest: By:	/s/ Connor Kuratek
	Name:	Connor Kuratek
	Title:	Deputy General Counsel & Corporate Secretary

[Signature Page to the Twentieth Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee
By:	/s/ Glenn Kunak
	Name:	Glenn Kunak
	Title:	Vice President

[Signature Page to the Twentieth Supplemental Indenture]